Exhibit 2.1

PLAN OF DOMESTICATION

Domesticating and Converting

Daktronics, Inc.,

a South Dakota corporation

TO

Daktronics, Inc.,

a Delaware corporation

THIS PLAN OF DOMESTICATION, dated as of April 17, 2025 (this “Plan”), is to govern the domestication and conversion of Daktronics, Inc., a South Dakota corporation (the “Corporation”), to a Delaware corporation of the same name, which domestication and conversion shall occur pursuant to Section 47-1A-920.1 of the South Dakota Business Corporation Act (the “SDBCA”), Chapter 47-1A of the South Dakota Codified Laws (the “SDCL”), and Section 265 of the Delaware General Corporation Law (the “DGCL”). Reference is hereby made to the following facts:

A. The Corporation currently exists as a corporation organized under the laws of the State of South Dakota.

B. Upon its adoption and approval, this Plan will govern the Corporation becoming a corporation under the laws of the State of Delaware.

C. The laws of the State of South Dakota refer to the above-described change as a domestication, and the laws of the State of Delaware refer to it as a conversion, and so those terms are used collectively and interchangeably in this Plan.

In light of the above facts, the terms of the domestication/conversion are as follows:

ARTICLE 1

TERMS & CONDITIONS OF DOMESTICATION/CONVERSION

1.1 Jurisdiction to which the Corporation will be Domesticated/Converted. The Corporation, which is currently a South Dakota corporation, will be domesticated/converted to the jurisdiction of the State of Delaware. The domestication/conversion shall become effective on the date the Certificate of Conversion and Certificate of Incorporation are filed with the Delaware Secretary of State or such later date as may be designated in such filings (the “Effective Time”).

1.2 Associated State Filings. In accordance with the SDBCA and the DGCL, the Corporation shall prepare and file: (a) with the Delaware Secretary of State a Certificate of Conversion in substantially the form attached hereto as Exhibit A; (b) with the Delaware Secretary of State a Certificate of Incorporation in substantially the form attached hereto as Exhibit B (the “New Charter”); (c) with the South Dakota Secretary of State Articles of Charter Surrender in substantially the form attached hereto as Exhibit C.

1.3 New Bylaws. As a result of the domestication/conversion, the pre-domestication/conversion bylaws of the Corporation shall be amended and replaced in their entirety by the Bylaws of Daktronics, Inc., a Delaware Corporation organized under Delaware Law in the form attached hereto as Exhibit D (the “New Bylaws”). The New Bylaws will become effective immediately and automatically upon the Effective Time.

1.4 Effect of Domestication/Conversion. The domestication/conversion shall have the effects set forth hereunder and under applicable laws in the States of South Dakota and Delaware. As such, the domestication/conversion shall not be deemed to constitute a dissolution of the Corporation and shall constitute a continuation of its existence in the form of a corporation of the State of Delaware.

1.5 Manner and Basis of Reclassifying Shares. As a result of the domestication/conversion, the then current shareholders of the Corporation shall be and remain the shareholders of the Corporation as so domesticated/converted with the same class, series and number of shares as prior to the domestication/conversion, and such shares of the domesticated/converted Corporation will have the economic, voting and other rights as set forth in the New Charter and New Bylaws. Each of the authorized shares identified as “undesignated” stock prior to the domestication/conversion will instead be identified as “preferred” stock as described in the New Charter.

ARTICLE 2

MISCELLANEOUS

2.1 Abandonment. This Plan may be abandoned after it has been adopted and approved as required by SDCL §§ 47-1A-920 to 47-1A-925, inclusive, and at any time before the domestication/conversion has become effective, by the board of directors without action by the shareholders.

2.2 Amendment. This Plan may be amended prior to filing the Certificate of Conversion and Certificate of Incorporation required by the laws of the State of Delaware; provided that subsequent to approval of this Plan by the Corporation’s shareholders, this Plan may not be amended to change:

(1) The amount or kind of shares or other securities, obligations, rights to acquire shares or other securities, cash, or other property to be received by the shareholders under this Plan;

(2) The Certificate of Incorporation as it will be in effect immediately following the domestication/conversion, except for changes permitted by SDCL § 47-1A-955 or by comparable provisions of the laws of the State of Delaware; or

(3) Any of the other terms or conditions of this Plan if the change would adversely affect any of the shareholders in any material respect.

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